UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2013

SeaBright Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34204	56-2393241
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 4th Avenue, Suite 2600

Seattle, Washington 98101

(Address of Principal executive offices, including Zip Code)

206-269-8500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On February 7, 2013, pursuant to the Agreement and Plan of Merger, dated as of August 27, 2012 (the “Merger Agreement”), by and among SeaBright Holdings, Inc., a Delaware corporation (the “Company”), Enstar Group Limited, a Bermuda exempted company (“Enstar”), and AML Acquisition, Corp., a Delaware corporation and wholly owned subsidiary of Enstar (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Enstar.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information set forth in Item 5.01 is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 21, 2012, Merger Sub entered into a Term Facility Agreement with National Australia Bank Limited and Barclays Bank PLC (the “SeaBright Facility”). The SeaBright Facility provides for a four-year term loan facility pursuant to which, on February 5, 2013 (the “Loan Date”), Merger Sub borrowed $111.0 million to partially fund the consideration to be paid in the Merger. At the effective time of the Merger on February 7, 2013, the Company, as the corporation surviving the Merger, became the borrower under the SeaBright Facility.

As of the effective time of the Merger, the SeaBright Facility became secured by a security interest in all of the assets of the Company, a pledge of the stock of the Company by its sole stockholder, a pledge of the stock of SeaBright Insurance Company, Paladin Managed Care Services, Inc., and PointSure Insurance Services, Inc. (which are wholly-owned subsidiaries of the Company), and a security interest in all of the assets of Paladin Managed Care Services, Inc. and PointSure Insurance Services, Inc.

Interest on amounts borrowed under the SeaBright Facility will be payable at the end of each interest period chosen by the Company or, at the latest, each six months. The interest rate will be LIBOR plus 2.75% for the first 18 months from the Loan Date and will increase to LIBOR plus 3.50% thereafter; the interest rate is subject to increase by an incremental amount tied to certain regulatory costs, if any, that may be incurred by the lenders. The SeaBright Facility imposes various financial and business covenants on the Company, including limitations on mergers and consolidations, acquisitions, indebtedness and guarantees, restrictions as to dispositions of stock and assets (except for certain permitted dispositions), restrictions on dividends, and limitations on liens.

During the existence of any payment default, the interest rate would be increased by 1.0%. During the existence of any event of default (as specified in the SeaBright Facility), the lenders may declare all or a portion of outstanding amounts immediately due and payable, declare all or a portion of borrowed amounts payable upon demand, or proceed against the security. The SeaBright Facility terminates and all amounts borrowed must be repaid on the fourth anniversary of the Loan Date.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the consummation of the Merger, on February 7, 2013, the Company notified the New York Stock Exchange (the “NYSE”) that the Merger had been completed and requested that trading of the Company’s common stock, par value $0.01 per share (the “Common Stock”), be suspended prior to market open on February 8, 2013. In addition, the Company requested that the NYSE file with the Securities and Exchange Commission (the “SEC”) an application on Form 25 to delist and deregister the Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 7, 2013. The Form 25 will become effective ten days after its filing. After the Form 25 becomes effective, the Company intends to file a Form 15 with the SEC to terminate its reporting obligations under the Exchange Act.

Item 3.03. Material Modification to Rights of Security Holders.

At the effective time of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time (other than shares held in the Company’s treasury, which were cancelled upon completion of the

Merger) was cancelled and automatically converted into the right to receive $11.11 in cash, without interest (the “Merger Consideration”). In addition, immediately prior to the effective time of the Merger, all remaining forfeiture restrictions applicable to restricted shares of Common Stock expired and the holders thereof became entitled to receive the Merger Consideration with respect to each such share. All outstanding stock options to purchase shares of Common Stock became fully vested immediately prior to the effective time of the Merger and holders thereof became entitled to receive the Merger Consideration less the exercise price per share with respect to each share of Common Stock subject to the option. All outstanding restricted stock units became fully vested immediately prior to the effective time of the Merger and holders thereof became entitled to receive the Merger Consideration with respect to each such unit.

Item 5.01. Changes in Control of the Registrant.

On February 7, 2013, pursuant to the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Enstar. At the effective time of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time (other than shares held in the Company’s treasury, which were cancelled upon completion of the Merger) was cancelled and automatically converted into the right to receive the Merger Consideration.

The aggregate purchase price paid by Enstar for all equity securities of the Company was approximately $252 million. The purchase price was funded in part by the SeaBright Facility.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Merger Agreement, the directors of Merger Sub became the directors of the Company and the Company’s existing directors ceased to be the directors of the Company as of the effective time of the Merger. As a result, the following individuals became directors of the Company upon consummation of the Merger: Karl J. Wall; Thomas Nichols; Steven Given; and Robert Redpath.

Pursuant to the Merger Agreement, the officers of Merger Sub became the officers of the Company as of the effective time of the Merger. As a result, the following individuals became the officers of the Company upon consummation of the Merger: Karl Wall, President; Robert Redpath, Vice President; Thomas Nichols, Treasurer; Steven Given, Executive Vice President; and Thomas J. Balkan, Secretary.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the Merger Agreement, at the effective time of the Merger, the Company’s Certificate of Incorporation was amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the effective time of the Merger (except that the name of the surviving corporation set forth therein is “SeaBright Holdings, Inc.”), and such amended and restated Certificate of Incorporation became the Certificate of Incorporation of the Company.

Pursuant to the Merger Agreement, at the effective time of the Merger, the Bylaws of the Company were amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the effective time of the Merger, and such amended and restated Bylaws became the Bylaws of the Company.

Copies of the amended and restated Certificate of Incorporation and the amended and restated Bylaws of the Company are attached as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of SeaBright Holdings, Inc.

3.2	Amended and Restated Bylaws of SeaBright Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEABRIGHT HOLDINGS, INC.

By:	/s/ Thomas Nichols
Name:	Thomas Nichols
Title:	Treasurer

Date: February 7, 2013

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of SeaBright Holdings, Inc.

3.2	Amended and Restated Bylaws of SeaBright Holdings, Inc.

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